UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 31, 2006
Sirna Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-27914 (Commission File No.)	34-1697351 (I.R.S. Employer Identification Number)
185 Berry Street, Suite 6504
San Francisco, California 94107
(Address of principal executive offices)
Registrant’s telephone number, including area code: (415) 512-7624
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On Friday, March 31, 2006, Sirna Therapeutics, Inc. (the “Company”) entered into a Strategic Alliance Agreement (the “Agreement”) with SmithKline Beecham Corporation, d/b/a GlaxoSmithKline and Glaxo Group Limited (together, “GSK”). A copy of the Company’s press release issued on Monday, April 3, 2006 with respect to the Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The Agreement provides for an exclusive multi-year strategic alliance to discover, develop and commercialize RNAi-based therapeutics in the area of respiratory diseases. The Company will receive an initial payment of $12 million from GSK, consisting of an upfront cash payment of $6 million and the purchase of the Company’s common stock for $6 million, priced at $8.36 per share. The Company may receive payments in excess of $700 million for collaboration and clinical development milestones as well as royalties on the worldwide sales of any successful products that may result from the alliance. In addition, the Company will be eligible to receive contract manufacturing revenues.
The operations of the alliance will be managed by a Joint Steering Committee composed of members of both the Company and GSK. Under the terms of the Agreement, the Company will provide GSK optimized and formulated short interfering RNAs (siRNAs) against respiratory targets. GSK will assume all responsibility for the further preclinical and clinical development of these compounds as well as worldwide commercialization of products resulting from the alliance. The Agreement provides for customary confidentiality, cross-indemnification, insurance and termination provisions.
The foregoing summary of the material terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, to be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2006 and is incorporated herein by reference.
ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1	Press Release issued by Sirna Therapeutics, Inc. on April 3, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 3, 2006
SIRNA THERAPEUTICS, INC.
(Registrant)

By:	/s/ Gregory L. Weaver

Name:	Gregory L. Weaver
Title:	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)